Exhibit 99.1

For Immediate Release	Contact:	Investor Relations at
Janel World Trade
(404) 261-1196
IR_Janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal THIRD QUARTER 2012 RESULTS

COMPANY FOCUSED ON CORE TRANSPORTATION LOGISTICS AND RETURNING TO PROFITABILITY

JAMAICA, NY – August 14, 2012 — Janel World Trade, Ltd. (OTC BB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its three and nine months ending June 30, 2012.

Third Quarter Results

For the three months ending June 30, 2012, Janel reported revenue of $24,012,080 an increase of $1,565,524 or 7.0% compared to the three months ended June 30, 2011.

For the three months ending June 30, 2012, the Company reported a net loss of $(215,112) or $(0.01) per fully diluted share, compared to the prior year reported net loss of $(247,623), or $(0.01) per fully diluted share. The net loss from continuing operations for the three months ending June 30, 2012 was $(58,781), an improvement of $86,170 or 59% when compared to the prior year net loss of $(144,951).

Fiscal Year to Date Nine Month Results

For the nine months ending June 30, 2012, Janel reported revenue of $69,452,316 a decrease of $2,149,879 or 3.0% compared to the nine months ended June 30, 2011.

For the nine months ending June 30, 2012, the Company reported a net loss of $(859,855) or $(0.04) per fully diluted share, compared to the prior year reported net loss of $(379,325), or $(0.02) per fully diluted share. The net loss from continuing operations for the nine months ending June 30, 2012 was $(419,420) compared to the prior year net loss of $(215,661).

Review and Outlook

 “We are encouraged with our results for the quarter ended June 30, 2012” said James N. Jannello, Executive Vice President and Chief Executive Officer. “For the three months, we experienced an improvement within our transportation logistics operations when compared to the prior year, where our loss from operations improved by $143,170 to a loss from operations of $(65,374) compared to a loss from operations of $(208,544) in the prior year.”

Jannello concluded, “During the quarter ended June 2012, we divested ourselves of the food segment and the negative impact that segment was having on our financial results. This was a significant step for us and now we are entirely focused on our transportation logistics operations and building on our financial turnaround that we have seen for the three months ended June 2012. Looking ahead, and in the very short term, we are seeking to raise additional capital in order to grow the transportation logistics segment to profitability.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IRInfo@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(404) 261-1196

IR_Janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$24,012,080	$22,446,556	$69,452,316	$71,602,195
COST AND EXPENSES:
Cost of sales	21,461,733	20,106,380	62,250,610	64,305,060
Selling, general and administrative	2,510,805	2,465,995	7,547,758	7,310,624
Depreciation and amortization	104,916	82,725	286,592	242,747
TOTAL COSTS AND EXPENSES	24,077,454	22,655,100	70,084,960	71,858,431

LOSS FROM OPERATIONS	(65,374)	(208,544)	(632,644)	(256,236)
OTHER ITEMS:
Interest and dividend income	-	945	1,644	3,132
Interest expense	(44,872)	(32,461)	(126,144)	(105,246)
TOTAL OTHER ITEMS	(44,872)	(31,516)	(124,500)	(102,114)

LOSS BEFORE INCOME TAXES	(110,246)	(240,060)	(757,144)	(358,350)
Income taxes (credits)	(51,465)	(95,109)	(337,724)	(142,689)
NET LOSS FROM CONTINUING OPERATIONS	$(58,781)	$(144,951)	$(419,420)	$(215,661)
Loss from discontinued operations, net of tax	(156,331)	(102,672)	(440,435)	(163,664)
NET LOSS	$(215,112)	$(247,623)	$(859,855)	$(379,325)
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain (loss) from available for sale securities	$(2,149)	$97	$10,788	$8,526
TOTAL COMPREHENSIVE LOSS	$(217,261)	$(247,526)	$(849,067)	$(370,799)
Basic earnings (loss) per share:
Continuing operations	$-	$(0.01)	$(0.02)	$(0.01)
Discontinued operations	$(0.01)	$-	$(0.02)	$(0.01)
Total	$(0.01)	$(0.01)	$(0.04)	$(0.02)
Diluted earnings (loss) per share:
Continuing operations	$-	$(0.01)	$(0.02)	$(0.01)
Discontinued operations	$(0.01)	$-	$(0.02)	$(0.01)
Total	$(0.01)	$(0.01)	$(0.04)	$(0.02)

Basic weighted average number of shares outstanding	21,732,192	20,982,192	21,696,608	20,851,714
Fully diuted weighted average number of shares outstanding	23,367,442	22,617,442	23,331,858	22,762,715

See notes to these consolidated financial statements included in the Company's Form 10-Q

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	September 30, 2011
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$179,228	$477,141
Accounts receivable, net of allowance for doubtful accounts of $263,054 and $289,547, respectively	6,836,269	5,861,779
Marketable securities	63,384	52,352
Loans receivable - officers	-	92,817
Prepaid expenses and sundry current assets	116,146	114,835
Tax refund receivable	-	148,000
"Assets" of discontinued operations	-	633,098
TOTAL CURRENT ASSETS	7,195,027	7,380,022

PROPERTY AND EQUIPMENT, NET	496,120	459,850
OTHER ASSETS:
Intangible assets, net	3,059,360	3,271,649
Security deposits	167,049	97,299
Deferred income taxes	1,541,304	1,184,003
TOTAL OTHER ASSETS	4,767,713	4,552,951

TOTAL ASSETS	$12,458,860	$12,392,823
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$1,601,335	$951,335
Note payable - other	-	100,000
Accounts payable - trade	5,176,797	4,536,815
Accrued expenses and taxes payable	355,321	415,577
Current portion of long-term debt - bank	75,906	86,360
Current portion of long-term debt - related party	289,651	249,618
"Liabilities" of discontinued operations	-	325,601
TOTAL CURRENT LIABILITIES	7,499,010	6,665,306

LONG-TERM DEBT - BANK	241,275	298,625
LONG-TERM DEBT - RELATED PARTY	826,666	826,666
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	1,146,509	1,203,859

STOCKHOLDERS' EQUITY	3,813,341	4,523,658
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,458,860	$12,392,823

See notes to these consolidated financial statements included in the Company's Form 10-Q